Exhibit 5.1

[HOWARD & HOWARD LETTERHEAD]

October 13, 2011

Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, MI 48034-6112

Re:	Meadowbrook Insurance Group, Inc. – Registration of 500,000 Shares of Common Stock on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Meadowbrook Insurance Group, Inc. (the “Company”), a Michigan corporation, in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended, covering 500,000 shares of Meadowbrook Insurance Group, Inc. Common Stock (“Common Stock”) to be issued pursuant to the Meadowbrook, Inc. 401(k) Profit Sharing Plan (the “Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates, and other documents and conducted interviews with officers as we considered necessary or appropriate for purpose of this opinion.

Based on the foregoing, it is our opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and that those shares that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto, will, when so issued be legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Howard & Howard Attorneys PLLC

/s/Howard & Howard Attorneys PLLC